Exhibit 99.1

PARTICIPANTS

Corporate Participants

Jennifer Powers – Vice President-Investor Relations, Chico’s FAS, Inc.
Shelley G. Broader – President, Chief Executive Officer & Director, Chico’s FAS, Inc.
Todd E. Vogensen – Executive Vice President, Chief Financial Officer & Assistant Corporate Secretary, Chico’s FAS, Inc.
Other Participants

Kate Fitzsimons – Analyst, RBC Capital Markets LLC
Neely J. N. Tamminga – Analyst, Piper Jaffray & Co.
Betty Chen – Analyst, Mizuho Securities USA, Inc.
Julie Kim – Analyst, Nomura Securities International, Inc.
Paul Lejuez – Analyst, Citigroup Global Markets, Inc. (Broker)
Janet J. Kloppenburg – Analyst, JJK Research
Adrienne Yih – Analyst, Wolfe Research LLC
Marni Shapiro – Managing Partner, The Retail Tracker
Susan K. Anderson – Analyst, FBR Capital Markets & Co.

MANAGEMENT DISCUSSION SECTION

Operator: Good day, and welcome to the Chico’s FAS Third Quarter 2016 Earnings Conference Call. [Operator Instructions] Please note this event is being recorded.

I would now like to turn the conference over to Ms. Jennifer Powers, VP, Investor Relations. Please go ahead.

Jennifer Powers, Vice President-Investor Relations

Thanks, Arenson, and good morning, everyone. Welcome to Chico’s FAS third quarter earnings conference call and webcast. Joining me today at our National Store Support Center in Fort Myers are Shelley Broader, our Chief Executive Officer; and Todd Vogensen, our Chief Financial Officer.

As a reminder, any forward-looking statements that we make today are subject to risks and uncertainties, the most important of which are described in our SEC filings and in today’s earnings release. In these remarks, we are excluding Boston Proper from all financial data discussed for comparability purposes.

Additionally, we’ll refer to adjusted earnings per share, which is a non-GAAP financial measure. A reconciliation to our GAAP earnings per share is included in today’s press release for your reference.

And with that, I’ll turn it over to Shelley.

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Chico's FAS, Inc.	CHS	Q3 2016 Earnings Call	Nov. 22, 2016
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Shelley G. Broader, President, Chief Executive Officer & Director

Thank you, Jennifer, and good morning, everyone. Our third quarter earnings exceeded our expectations. Our performance reflects the significant progress we’re making on our strategic plan and the successful execution of our initiatives to transform Chico’s FAS for the future.

We achieved a 54% increase in adjusted earnings per share to $0.20 versus $0.13 last year, despite a 4.8% decline in consolidated sales, excluding Boston Proper. Additionally, our operating margin increased to 7% from 4.6% last year, as we improved our merchandise margin rate, accelerated our cost reduction initiatives and reduced consolidated inventory. Our ability to leverage expenses in a continually challenging environment reinforces our confidence that we are on the right path to return the company to double-digit operating margins.

We are in the second phase of our strategic plan, executing on the cost reduction and operating efficiency initiatives that we announced earlier this year and detailed during our recent Analyst and Investor event. We responded to a weaker sales environment by accelerating cost savings initiatives to improve our profitability, while we set the foundation for the third phase of our strategic plan, establishing and building on our robust growth platforms for each of our iconic brands which we expect to start implementing in fiscal 2017.

Strengthening the position of each of our brands is one of our key focus areas that we expect will lead to continued improved performance across our brands. As we discussed at our Analyst and Investors event, we see opportunity to appeal to a broader group of women within our existing demographic by clarifying each of our brand positions.

As part of these efforts, earlier this month, we hired two key senior leaders for the Chico’s brand. As you may have heard, Diane Ellis joined us as our new Chico’s Brand President at the beginning of November. She comes to us with an exceptional merchandising, marketing and operational background with over 35 years of retail experience.

Her most recent role was Chief Executive Officer of The Limited stores. Prior to The Limited stores, she was COO of Brooks Brothers. I was truly impressed by her methodical approach to strengthening a brand by clarifying its position, understanding existing and potential customers and developing execution priorities from that deep evaluation. Moreover, her talent for tapping into current and relevant fashion trends is nothing short of remarkable. We are looking forward to her leadership and expertise to propel our brand towards sustainable growth. We anticipate sharing her insights and priorities with you next quarter.

The other key appointment that we made is our new senior vice president of marketing for Chico’s to lead the brand in its efforts to deepen its connection and relevancy with women and to leverage our wealth of consumer data. This is an additional step towards moving the marketing functions back into our brands where they know our customer best. Shelagh Stoneham has over 25 years of broad-based marketing experience, spanning retail, telecom and prestige cosmetic companies. Shelagh joins us most recently from Canada’s Shoppers Drug Mart, which leads the industry in its data-driven approach to marketing and loyalty. We look forward to leveraging her expertise to help us strengthen the Chico’s brand position.

Now, moving to our results by brand. For the Chico’s brand, slowing traffic and planned reduction in promotions led to a comparable sales decline of 5.6%. However, the brand generated higher operating income than last year, driven by an increase in merchandise margin rate and SG&A leverage.

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Chico's FAS, Inc.	CHS	Q3 2016 Earnings Call	Nov. 22, 2016
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Jackets, sweaters and denim pants did not meet our expectations and weighed on comparable sales. Conversely, Chico’s Juliet pant, which was introduced in September, was the brand’s best-performing pant ever in terms of sales, units and merchandise margin. The ankle-length, versatile pull-on pants can be dressed up or dressed down and comes with a variety of colors that our customers love. It transitions well from season-to-season.

The re-launched and more modern Zenergy Collection, Chico’s version of athleisure, is showing growth compared to last year. Additionally, our knits started to bounce back in August as a result of adding tunic silhouettes and more sophisticated prints. The performance of these categories is increasing our confidence in our merchandising initiatives.

Now, on to White House Black Market. Similar to the Chico’s brand, White House Black Market has been focusing on reducing promotions and driving more profitable sales, which impacted the top line this quarter. Comparable sales were down 5.5%, but the brand saw merchandise margin, SG&A and operating margin all leveraged in addition to higher operating income than last year.

White House Black Market was also impacted by our customers’ increasing tendency to buy wear-now products, which was evidenced by weakness in the sweaters and knit categories. Encouragingly, sweaters did start to show strength in early October as we transitioned into fall. This bodes well for our new sweater strategy of offering more season-less and fashion-relevant choices than in prior years. Meanwhile, the brand continues to see strength in denim, woven tops and jackets.

For holiday, White House Black Market is offering customers a versatile collection of curated look in rich reds, celestial blues, silver and, of course, black and white. The collection features a range of styles from glam and festive to transitional looks that she can wear from work to evening. Dresses will be a big push in the fourth quarter with an expanded online dress boutique, dresses that work from day-to-night and our iconic, one-of-a-kind special occasion dresses.

Next, on to Soma. Comparable sales were up 0.4%, which is the brand’s 29th increase over the last 30 quarters. Similar to Chico’s and White House Black Market, Soma drove higher operating margin rate and operating income through the expansion of merchandise margin rate and SG&A leverage.

Building on Soma’s regular flow of new bras, the brand launched three in the third quarter, the Memorable, the Sport and the Bralette. The Memorable drove sales volume for bras with its smooth memory foam that contours to the body for a natural shape. The Sport bra showed great early success, but we have more work to do to broaden that offering. Early indications for the Bralette are positive, as the product was only set in stores at the end of October.

Overall, bras, panties, dressy sleepwear and casual sets performed well. However, the fashion side of the business continued to be lacking, as Soma refines its brand positioning and navigates weaker apparel traffic patterns.

Soma’s Holiday collection features sexier and more elevated styles with more sparkle, sheer and lace details, including trend-right lacy bralettes, plunge styles and a cheeky panty collection. Soma will also offer many gifting options such as plush robes, slippers and pajama sets.

I continue to be bullish on our opportunity in intimates and view it as an exciting growth vehicle for the company. We are seeing many positive trends, so we’re testing and learning from them to refine Soma’s model to deliver stronger growth. While we are pleased with the consistency of Soma’s positive comps, we clearly expect more of the brand and of the future. We look forward to sharing more detail on these strategies in the coming months as we formulate our plans.

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Chico's FAS, Inc.	CHS	Q3 2016 Earnings Call	Nov. 22, 2016
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Now, let me turn to the headway we’ve been making on our cost reduction and operating efficiency initiatives. We are now in the second segment of our supply chain efficiency initiative, the product lifecycle. As a reminder, the first segment was the floor set analysis, where we determined that we could decrease the cadence of our full floor set refreshes by up to 30% and reduce our choice counts by 20%.

The second segment of the initiative, centered on the product lifecycle, has resulted in several outcomes that will become key performance indicators for our design process.

First, we determined the optimal fashion pyramid composition by brand that will ensure a continual flow of newness while enhancing operational efficiency. The pyramid provides a planning guideline for the timing and choices for fashion and basics.

Second, we have standardized our calendars across all three brands, resulting in the reduction of our cycle time by about 25%. Now that we have placed more customer-facing decision-making within the brands, design merchandising and marketing will collaborate on each line from day one for a more cohesive and efficient process.

Last, we are improving collaboration with our vendors by leveraging our scale with their strengths and competencies. By building a comprehensive vendor matrix, we are now able to take full advantage of their areas of expertise where we may have only utilized a portion of them before. We also clarified and standardized merchant and design roles and responsibilities across our three brands to enable our merchants and vendors to speed our supply chain and improve our ability to chase product and to make it much easier to share talent across our organization.

Completing this behind-the-scenes work will enable our brands to fully focus on providing beautiful product to our customers at just the right time.

We are pleased that we drove substantial growth in operating margin and earnings during the third quarter. But we know that we still have a lot of work left in front of us, as we execute on our cost reduction and operating efficiency initiatives which we expect will generate approximately $105 million annually. These initiatives are major and complex undertakings. Ensuring their successful implementation will remain a crucial priority going forward, as we secure our foundation for future top line growth and begin to ramp our revenue-driving actions in fiscal 2017.

As you can see, we are taking a strategic and phased approach to driving profitable growth and value creation for our shareholders. We are augmenting our strong and talented senior executive team with top-tier leaders to advance our transformation for growth. We are executing on new merchandising strategies across each of our brands. We are progressing on our cost reduction and operating efficiency initiatives. Completion of the initiatives will not only reduce our operating costs, but should also produce a strong, scalable foundation that positions us for the third most exciting phase of our transformation, defining and igniting new resources of revenue for our iconic brands, which we expect will begin to ramp up in 2017.

And now, I’ll turn the call over to Todd.

Todd E. Vogensen, Executive Vice President, Chief Financial Officer & Assistant Corporate Secretary

Thanks, Shelley, and good morning, everyone. This quarter, we made significant progress towards our goal of delivering double-digit operating margin, as we expanded our merchandise margin and

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Chico's FAS, Inc.	CHS	Q3 2016 Earnings Call	Nov. 22, 2016
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accelerated SG&A savings. As a result of our efforts to right-size our cost structure, our adjusted earnings per share grew 54% to $0.20. Comparable sales were down 4.9%, in concert with weaker consumer spending and our planned reduction in promotional activity. Our improved profitability more than offset the decline in sales, as our third quarter adjusted net income increased 49% over last year to $26 million.

When excluding Boston Proper, compared to the third quarter last year, we increased merchandise margin rate by 50 basis points; we accelerated our SG&A savings to $27 million versus last year, leveraging sales by 280 basis points; we increased free cash flow by $18 million; and we reduced total inventory by 2.2%, with on-hand inventory declining by 4.2%.

Consistent with past quarters, our digital commerce business continued to grow at a healthy pace. Sales, conversion and merchandise margin all increased as we expanded full price sales and reduced clearance activity in the direct channel as well as in our stores. While merchandise margin rate was up solidly, gross margin dollars decreased to $230 million from $244 million last year, primarily due to the decline in sales.

The important value-creation story for the quarter is that we continued to execute on our cost reduction and operating efficiency initiatives. SG&A expenses declined by 13% or $27 million this quarter, primarily from a reduction in store labor and the elimination of unproductive marketing expenses.

We accelerated the timing of our marketing expense optimization, resulting in savings of approximately $17 million in the third quarter compared to last year. The decrease chiefly reflects a designed reduction in unproductive TV advertising as we optimized the allocation of funds to digital versus traditional mediums. Our goal is to drive profitable sales, not sales at any cost. And we believe a more strategic ad spend that emphasizes digital can help us achieve this objective.

Please note, since we historically have run the majority of TV in Q1 and Q3, we do not expect to see the same level of marketing savings in the fourth quarter.

Operating margin increased 47% or 240 basis points to 7% of sales compared to 4.6% last year. As a result, adjusted earnings per share grew to $0.20 from $0.13, a 54% increase versus last year.

Turning to the balance sheet. We ended the quarter in a strong cash position with $131 million in cash and short-term investments. Our free cash flow increased by $18 million to $12 million, up from a negative $6 million in the third quarter last year. Capital expenditures totaled $9 million in the third quarter, mostly comprised of investment in existing stores and technology. During the quarter, we opened one new store and closed eight.

Our strong free cash flow enabled us to return $31 million to shareholders by repurchasing $20 million of common stock and paying $11 million in dividends. $184 million remains outstanding under our stock repurchase authorization. We also repaid $2.5 million in scheduled principal payments, ending the quarter with $85 million outstanding on our term loan. Capital allocation going forward will continue to emphasize value-creating investments and shareholder returns.

Now, I’ll update you on our financial outlook for the rest of the year. We continue to see a challenging and competitive apparel retail environment. As a result of the environment and our priority to drive profitable sales, we expect comparable sales to be down a low single digit percentage in the fourth quarter. We do expect that execution of our cost reduction and operating efficiency initiatives will continue to drive savings to the bottom line, although not to the extent of Q3.

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Chico's FAS, Inc.	CHS	Q3 2016 Earnings Call	Nov. 22, 2016
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Our ongoing focus on retail science and robust inventory management should allow us to leverage merchandise margin rate in the fourth quarter via effective pricing and strategic promotions. However, our occupancy costs will likely deleverage with lower sales resulting in slight gross margin deleverage. SG&A savings from our cost reduction and operating efficiency initiatives should roughly offset this gross margin pressure, resulting in an approximately flat operating margin rate compared to last year.

Now that we have made significant strides through Q3 on our initiatives to adjust our cost structure, we expect to continue leveraging SG&A in the fourth quarter and for the full year 2016. However, the SG&A savings we’ll realize in the fourth quarter will not be as large as we realized in the third quarter.

The reason is twofold. First, store expense savings will be moderated as our associates will be focused on delivering our most amazing personal service. And second, we expect marketing expenses in Q4 to be generally higher than Q3 due to holiday marketing campaigns.

That said, we have increased our estimate of overall marketing savings that we communicated at our investor and analyst event based on testing and our marketing mix analysis. We are now expecting to save $20 million in marketing expenses this fiscal year for a total of $30 million on an annualized basis, which represents a $5 million increase over the savings targets that we discussed previously. Thus, we expect our total cost reduction and operating efficiency savings from all of our previously announced initiatives to be between $95 million and $115 million on an annualized basis.

As a result of our successful learnings around inventory management, we have planned inventory in the fourth quarter to be down compared to last year. We’re still planning to close approximately 35 stores this fiscal year as we discussed last quarter. As we’ve stated before, the closures will be primarily in the Chico’s and White House Black Market brands.

Our sales transfer rates from our closed store locations continue to be approximately 50% and continue to exceed our expectations and the industry benchmarks. These high sales transfer rates from our loyal customers, combined with the strength of our online business, reinforces our belief that rationalization of our fleet will be to improve company performance over time, and we will continue to move forward with store closures at a pace that best optimizes the changing retail landscape and our lease expirations.

Our capital expenditure estimate for the year has not changed from $60 million. CapEx reflects our plans to open approximately 17 stores, more than half of which will be Soma stores. In addition, we will continue to invest in existing stores and technology to advance our priority to evolve the customer experience.

In conclusion, we are confident in our future. Yet again, we executed on our plan and achieved the goals we set. We generated healthier sales. And as demonstrated by the considerable growth in the operating margin and earnings that we delivered in the third quarter, we also continue to strengthen our management team.

As Shelley stated, we recently appointed new senior management to our Chico’s brand with the addition of Diane Ellis, our new Brand President; and Shelagh Stoneham, our new Brand Marketing Senior Vice President. We look forward to their talented leadership and their fresh perspective to write the next chapter for the Chico’s brand.

Additionally, as we mentioned at the Analyst and Investor event, we’re building a new business development, international and strategy group. We recently hired a leader for the team and look forward to updating you as they move forward on the third phase of our strategic plan, driving new sources of revenue for our three powerful and differentiated brands.

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Chico's FAS, Inc.	CHS	Q3 2016 Earnings Call	Nov. 22, 2016
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Now, I’d like to turn the call back over to Shelley.

Shelley G. Broader, President, Chief Executive Officer & Director

Thanks, Todd.

Todd E. Vogensen, Executive Vice President, Chief Financial Officer & Assistant Corporate Secretary

Go on, Shelley.

Shelley G. Broader, President, Chief Executive Officer & Director

Thank you, Todd. While we expect this challenging macro environment to continue, we believe that our agility to adjust and refine our operating model will ensure we survive and thrive. I continue to be enthusiastic about the future of Chico’s FAS. We are transforming our company for long-term profitable growth and value creation, and I am pleased that the actions we have taken are resulting as planned.

Our energized team, our brand positioning, our beautiful merchandise and our connection with our customer are at the core of all of our efforts. Given the powerful and differentiated brands we have and our very loyal customer, we see tremendous opportunity to strengthen our brands’ positions through merchandising and marketing efforts. We also see considerable potential to successfully compete in new channels. As we continue to deliver on the promised actions of our four focus areas, we are becoming more nimble, adapting faster to our customers’ needs, all the while improving our efficiency and cost structure.

Thank you. I’ll now turn the call back to Jennifer for Q&A.

Jennifer Powers, Vice President-Investor Relations

Thank you, Shelley. At this time, we’ll be happy to take your questions. In the interest of time and consideration to others, please limit yourself to one question.

And I’ll turn the call back over to Arenson.

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Chico's FAS, Inc.	CHS	Q3 2016 Earnings Call	Nov. 22, 2016
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QUESTION AND ANSWER SECTION

Operator: Thank you. We will now begin the question-and-answer session. [Operator Instructions] Our first question comes from Brian Tunick of RBC. Please go ahead.

<Q – Kate Fitzsimons – RBC Capital Markets LLC>: Yes. Hi. This is Kate Fitzsimons on the call for Brian. Thanks for taking our questions, and congratulations on navigating well in a tough environment. I guess my first question would be on just any comments on the monthly cadence that you saw in the third quarter or differences in regional performance. Just any color there would be helpful.

And then, I guess, Todd, when we’re thinking about the negative low single digit fourth quarter guide, what are you embedding there in terms of comp levers? And what should we think about sequentially improving from the down 4.9% in Q3? We’ve heard some mixed things on November traffic quarter-to-date, so just any color there would be helpful. Thank you.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Sure. So, I think as we look at monthly cadence and generally how we view the brands performing across the course of Q3, a lot of it had as much as anything – the effect of what we were wrapping around on from last year. I would say, generally, we didn’t see any massive shifts on a two-year basis either geographically or in total.

So, the real driver was the fact that, as we go to being much more after a higher-quality sale, we pulled back on promotions, kind of, across the board. And that, as much as anything, drove the comp through the quarter, resulted in a higher average unit retail and resulted in a higher maintained margin, which is really what we are looking for as we drive towards more profitable sales overall. And that should really drive forward as we go into Q4. That, I think, should be the storyline for us.

We’ve entered the quarter lean on inventory. November has started off solidly for us, which is reflected in that data point or financial outlook that is geared towards a sequential improvement in comp sales. And at the same time, we intend to be very controlled on the amount of promotions and on our inventory as we go through the quarter.

<Q – Kate Fitzsimons – RBC Capital Markets LLC>: Great. Best of luck.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Thanks a lot, Kate.

Operator: Our next question comes from Neely Tamminga of Piper Jaffray. Please go ahead.

<Q – Neely Tamminga – Piper Jaffray & Co.>: Great. Good morning. Hey, following up on that, Todd. On the inventory side, maybe it’s pre-shopping for ourselves here for White House Black Market, we’re noticing quite a bit of out-of-stocks. So, I guess, the question that we have is, you’re lean on inventory and that’s great. But is there any way to kind of infuse and affect some of your levels and possibly kind of reaccelerate on some of these, like, party dresses and things that are going to be very topical for her over the next couple of weeks? Thanks.

<A – Todd Vogensen – Chico’s FAS, Inc.>: You bet. Thanks, Neely. So, a couple of things that are unique going on at White House Black Market. We are building in a fair amount of ability to get out there and actually go after products that chase into products that are working well. So, there is that element of the assortment.

The other thing that, just to be transparent, we have had some delivery slips versus when we had originally planned our stage sets. So, the fact that you are seeing some out-of-stocks there for

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Chico's FAS, Inc.	CHS	Q3 2016 Earnings Call	Nov. 22, 2016
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White House is probably not surprising. We’re fortunate that it happened during the time of the quarter that is probably the least impactful from a total sales perspective and feel like we should be getting back into stock really now. So, we’ll be well positioned as we go into the rest of the quarter.

<Q – Neely Tamminga – Piper Jaffray & Co.>: Okay. Thank you. Good luck.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Thank you.

Operator: Our next question comes from Betty Chen of Mizuho Securities. Please go ahead.

<Q – Betty Chen – Mizuho Securities USA, Inc.>: Thank you. Good morning. Congratulations on a nice execution there. I was wondering if you can talk a little bit about, I think, the fashion pyramid that you alluded to that would distinguish, sort of, the composition of fashion and basics. Can you share with us what proportion or how that pyramid may look like? And is that also something that we can anticipate being visible by the second half of 2017 along with some of the calendar changes that you alluded to at the Analyst Day? Thanks.

<A – Shelley Broader – Chico’s FAS, Inc.>: Sure. Hi, Betty. How are you? I can start with that. First of all, we treat ourselves as a fashion boutique. And I think for many, many years, we treated every single SKU as though it were a unique fashion item. And because of the robust amount of data that we have, it’s easy for us to see when we’ve got a repeat customer after a basic item.

And so, in many ways, we’ve just taken our assortment and said, what is an item that we want to carry 365 days a year that our loyal customer comes in and loves and how do we make that product the most efficient? How do we partner and position fabric? How do we make sure as we talked about that supplier matrix? We talked about earlier that we are utilizing those basic products with the most advantageous supplier both for cost and quality. And that level is very different from Chico’s to White House to Soma.

And so, this is a business of fashion. So, at the top of the pyramid, we’ve got our most exciting fashion-forward product, and that’s what continues to make us relevant and exciting to consumers. Underneath that, probably the majority of products that we sell is in that trend-right product, where we will be introducing a lot more chase than we have been now to make sure that we can read and react. And at the bottom and the base of our pyramid will be that profitable, renewable resource that you have in real basic products that we’re selling today.

<Q – Betty Chen – Mizuho Securities USA, Inc.>: And what about in terms of timing, Shelley?

<A – Shelley Broader – Chico’s FAS, Inc.>: We’re starting to institute that today. We’re starting to institute that now, and we’ll really be seeing that significantly in the second half of next year.

<Q – Betty Chen – Mizuho Securities USA, Inc.>: Okay. And I don’t know, if I can have a follow-up for Todd. In terms of the merchandise margin rate increases for the brands, any sort of help there in terms of maybe which brand saw the most or maybe rank the brands in term of the merchandise margin rate increases? And also, remind us, if you can, where the brands are in terms of historical merchandise margin rate so we can get a sense of their opportunities. Thanks.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Sure. So, I think, coming into the year, we’re pretty transparent that I think both White House and Chico’s had a fair amount of opportunity, and that continues to be the case. Both brands are really looking to get back to more historical norms on merchandise margin, and that is what you saw reflected in the bridge to that double-digit operating margin that we shared during our Analyst and Investor event.

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Chico's FAS, Inc.	CHS	Q3 2016 Earnings Call	Nov. 22, 2016
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And so, going forward, it really should be both of those brands driving that merchandise margin expansion as they look to be a little bit more targeted on their promotions, more specific on allocations and so forth.

<A – Shelley Broader – Chico’s FAS, Inc.>: Yeah, the other piece, too, to address on that fashion pyramid and also in combination with the question of White House out-of-stocks earlier is, as we get into this special occasion – back into that special occasion dress business and into that exciting top of the pyramid, more fashion-forward, we do operate boutiques and we expect there to be a sense of urgency and scarcity around that exciting fashion-forward product. And that’s really the essence of what we’re trying to do. We need – it’s the get it while it’s hot at the top of the pyramid where, at the bottom of that pyramid on basics, is something that you want to find day-in and day-out throughout our boutiques.

<Q – Betty Chen – Mizuho Securities USA, Inc.>: Okay. Great. Thank you so much. Best of luck for the holidays.

<A – Shelley Broader – Chico’s FAS, Inc.>: Thank you.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Thanks, Betty.

Operator: Our next question comes from Simeon Siegel of Nomura Instinet. Please go ahead.

<Q – Julie Kim – Nomura Securities International, Inc.>: Good morning. This is Julie Kim on for Simeon. Thank you for taking our question. Do you have any updated thoughts on the path to returning to positive comps and what levers you have the most opportunity there, for example, transactions or UPT? Thank you.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Sure. Thanks, Julie. So, as we’re looking at our overall sales growth, I think the bottom line is, at this point, we are looking for healthy profitable sales. And the path of getting our sales to healthy profitable sales means that we have a lot of initiatives we’re working on from an operating efficiency perspective, as Shelley alluded to in her script, that are not check the box, easy, be done and move on type of things. They’re projects that really transform the company, and that are going to take a little bit of time to get through as we go into next year.

At the same time, we are laying the groundwork for improved top line performance. You’re seeing that through some of the hires we’ve made, both in the Chico’s brand as well as in our business development, international, strategy area and working really in 2017 to lay the groundwork for improved top line performance.

And so, you’ll continue to hear us say that same thing even as we go into 2017 because we think we could chase sales, but make for a very nice headline. But we’re really looking to build a solid foundation for our long-term growth, and that’s something that will take us into 2017.

<A – Shelley Broader – Chico’s FAS, Inc.>: And another piece of that, too, Julie, is we’re very focused on our four strategic focus areas, of which one of them is leveraging actionable retail science. And because more than 90% of our transactions go through our loyalty program, we have the ability to know what motivates our customer and who is sticky. And we can see when you’re in the business of marketing sales and when you’re in the business of high promotional activity, we now understand the stickiness of those customers and their lifetime value to us. And quite frankly, we’re much better off, as Todd alluded to, building these profitable sales over the long haul on this sustainable base that we’re building today, and you’ll start to see us talk about with much more frequency our revenue-driving opportunities in 2017.

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Chico's FAS, Inc.	CHS	Q3 2016 Earnings Call	Nov. 22, 2016
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<Q – Julie Kim – Nomura Securities International, Inc.>: Great. Thank you.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Thank you.

Operator: Our next question comes from Pamela Quintiliano of SunTrust. Please go ahead.

<Q>: Hi. This is David for Pam Quintiliano. Thanks for taking our questions. Can you touch on the health of a consumer and the shopping habits heading into and post the election and the variance between divisions?

<A – Todd Vogensen – Chico’s FAS, Inc.>: Sure. So, I think, probably the – I’m sorry. We’re getting a little feedback. Could you...

Operator: It seems like there’s a little bit of feedback coming from the questioner’s line. If you could perhaps take yourself off of speaker phone or mute yourself while the speakers answer your questions.

<Q>: Sure. Hi. Could you just touch on the health of your consumer and their shopping habits heading into and post the election? And the variance between divisions?

<A – Todd Vogensen – Chico’s FAS, Inc.>: Absolutely. Thanks, David. I – so...

<A – Shelley Broader – Chico’s FAS, Inc.>: So, David, you need to go on mute.

<Q>: Okay.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Okay. So, we’ve talked about for a long time that our Chico’s customer is one that is very savvy, very accustomed to the kind of the CNN effect and can be influenced by it. So, I think it’s not a shock to anybody that this was a fairly dramatic election season, and I think we are all looking forward to the elections being done and moving on at this point. It’s very difficult to parse out how much behavior might be related to looking at elections and getting caught up in the new cycle versus other things that are going on from a macro perspective. But certainly, as we look forward, we think our best path forward is to focus on our internal initiatives.

Because as we do look at improving customer experience and strengthening brand position, those are the type of things that are the long-term initiatives that should stand the test of time and get us through any periods where there’s ups and downs due to noise in the environment. And so, that is where our focus is and we’re very excited about the health of the customer for all of our brands at this point.

<Q>: Great. And also, as we think about holiday, are there any changes to the timing of flows or cadence of marketing events? Anything else that may be different year-over-year?

<A – Todd Vogensen – Chico’s FAS, Inc.>: I would say, without giving away too much competitive information, that, generally, we’re from a cadence perspective approaching holiday fairly similarly. Obviously, each brand has spent a lot of time doing analysis on previous periods and figuring out how we can get more giftable items within each of the brands. I think Shelley talked about that a little bit. For Soma, in particular, Q4 ends up being a great gift-giving period and probably one of the stronger quarters of the whole year, and I think they are positioned very well to take advantage of that natural traffic flow as we go into Q4.

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<Q>: Okay. Thanks. And finally, we’ve been very impressed with the new product at Chico’s. Could you just talk about more of the customer reaction and maybe standouts that you would like to highlight?

<A – Shelley Broader – Chico’s FAS, Inc.>: Well, we’ve had some great success at Chico’s. And as we talked about in the script, Chico’s for many years was known as a great place for pants. And we have – so, for us to have launched our best-selling pants ever this last quarter with the Juliet pants was incredibly exciting for us. And so, we continue to know that, if we can anchor the outfit with pants, then the rest will come.

<Q>: Okay. That’s it for me. Thanks. Good luck for holiday.

<A – Shelley Broader – Chico’s FAS, Inc.>: Thank you.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Thanks, David.

Operator: Our next question comes from Paul Lejuez of Citibank. Please go ahead.

<Q – Paul Lejuez – Citigroup Global Markets, Inc. (Broker)>: Hey. Thanks, guys. On your comment about November starting off solidly, I’m just curious if you can give any more color by brand? And then, separately, on the Soma business, I’m just curious where you are right now relative to where you want to be and how far away are we from you guys getting on the call and kind of giving the all clear on the Soma business? And I guess, when I say that, I mean across the entire business, not just on the intimate side. Thanks.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Sure. Thanks, Paul. So, first, in terms of November, I think we used to give our quarter-to-date comps and we’ve kind of moved away from that. So, I tried to give a little bit of color on November and our broad-based trends across the business, but I don’t want to get too specific at this point and get into monthly flows and so forth. So, pardon me if we just say overall, generally, we’re pleased with how November started off across the company. And part of what gives us confidence as we look at our outlook for Q4 versus what we had trended in Q3.

In terms of Soma, I’ll let Shelley comment, but I will start off by saying, I think, when I first started at the company back in 2009 and looking at 2010, there was a lot of concern about Soma’s viability at that point. And as we’ve transitioned over time, we’ve got to the point where Soma was EBITDA positive. I think it was back in 2012 where Soma was profit positive, and the brand has really continued to grow its profitability and its customer count and new customers really since that point.

So, there has been an ongoing positive trend there. Now, that being said, obviously, we’d expect that – and I would add in there, 29 out of 30 quarters with a positive comp is pretty darn good in today’s retail environment. So, I think there’s a lot of positives in there. That being said, we obviously would expect even more, and that’s where – I’d like Shelley to chime in on...

<A – Shelley Broader – Chico’s FAS, Inc.>: Certainly. Thanks for the question. And certainly, part of the attraction to the Chico’s FAS opportunity, just for me as an executive, is there’s just not that much white space in specialty retail where you really see an opportunity to grow, and that’s absolutely how I feel about the intimate apparel segment at Soma in particular. But much like everything else that we’ve talked about today, this can’t be a launch and abandon or this can’t be renting sales for the short term. But the growth potential for Soma is big, as we’ve talked about before.

The brand awareness is incredibly low, aided or unaided. It is very low, and you might ask then, why aren’t we talking more about the brand? Because we’re not going to tell a story better than our

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store. We are going to get everything right at Soma. We’re going to make sure that we are the omni-retailer that customers expect and expect especially in intimate apparel. Soma already has our highest penetration in decom business. It has a tremendous repeat customer with low brand awareness.

And so, we are now finalizing that brand positioning, making sure that we have the right aesthetic, the right messaging, the right physical locations, the right omni plan for our consumer and we look forward to sharing with you our significant growth plans and potential for that brand.

<A – Todd Vogensen – Chico’s FAS, Inc.>: All right. Thanks, Paul.

<Q – Paul Lejuez – Citigroup Global Markets, Inc. (Broker)>: Thank you very much.

Operator: Our next question comes from Janet Kloppenburg of JJK Research. Please go ahead.

<Q – Janet Kloppenburg – JJK Research>: Good morning, everyone. I had a couple of questions. Shelley, first of all, when you think about the core categories at Chico’s - jackets, sweaters and denim being tough, I think that’s been going on for a while. That’s what Chico’s has been known for those categories. I’m wondering what the challenges are there. And if you have better position for those categories for the spring season, could it just be styling or are there some pricing and quality issues there as well?

And for Todd, I was wondering – you say your total cost savings are $95 million to $115 million. I’m wondering what the level of incremental savings will be for fiscal 2017 since you’ve accelerated some of those costs here in the third quarter. And also, Shelley and Todd, on the marketing spend, you’re reducing it now. Do you think, when you have better momentum in the brands on the top line, that that marketing spend may start to move higher once again? Thank you.

<A – Shelley Broader – Chico’s FAS, Inc.>: Yeah. I’ll start with the Chico’s trend and hit the marketing one quickly.

<Q – Janet Kloppenburg – JJK Research>: Thank you, Shelley.

<A – Shelley Broader – Chico’s FAS, Inc.>: You’re welcome. Certainly, on Chico’s, I think we had – just had some misses. I wouldn’t say we have pricing and quality issues as much as we just had some fashion misses. And you’re right about our heritage. Some of those items where we missed are heritage items for us. And certainly, as you see Artisan and Boho still continuing to be strong, that is our heritage and I think you will see some corrected and style rights in products in the spring. And we’ve also got new leadership in place in some key positions there. Obviously, even at the top of the house, I think you’ll start to see the turnaround there.

On the marketing side, as Todd has talked about quite a bit today and certainly at Investor Day, the marketing reductions that we have made, we would consider in non-productive assets. Our customer-facing product and how we’re speaking to our customer is something that we’re happy to spend our hard-earned dollars towards to bring them into the house and to teach them about our brand and entice them to shop with us.

Our marketing spend was higher than benchmark and higher than the industry. And so, the reductions that we have made in marketing are putting us where we should be in marketing spend. And remember, you’re dealing with a company here that has decades of customer-specific data in which to leverage and to speak uniquely to one customer at a time about the products that they have purchased in the way that they choose to be communicated to. So, that should give us a pretty great competitive advantage on how we spend marketing dollars.

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So, as we get the edges of our brand sharpened, which is another one of our four key focus areas, certainly, we’ll want to retool and go back out there more loudly with marketing. But I would – I do not anticipate that that will be an increase in marketing spend because we are currently at the right level.

<Q – Janet Kloppenburg – JJK Research>: Thanks.

<A – Todd Vogensen – Chico’s FAS, Inc.>: And in terms of total savings, so, you’re right, we did go from – $90 million to $110 million is what we had talked about at the Investor and Analyst Event in September to now we’re at $95 million to $115 million. So, it went up by $5 million. And that $5 million is really marketing savings that we were able to increase and accelerate into 2016. So, you’ll see that additional $5 million flow through – actually, a lot of it flowed through in Q3, but that will flow through in 2016. And then, I would say, your savings in the years 2017 and beyond should be very similar to what you had modeled before.

<A – Shelley Broader – Chico’s FAS, Inc.>: We don’t give...

<Q – Janet Kloppenburg – JJK Research>: Todd, whats that level for 2017 on the cost savings?

<A – Todd Vogensen – Chico’s FAS, Inc.>: Lots of different pieces to it. So, there is an additional $10 million to come on marketing. We will get the rest of our org – reorg savings, which there was $25 million in total which started in mid-Q3 of this year. So, the rest of that will flow through. $10 million to $20 million in non-merch procurement. And then, our supply chain initiatives we’ve pegged to $30 million to $40 million, that really will start in the second half of 2017 with, I would say, the bulk of those dollars probably coming in as we get into 2018.

<Q – Janet Kloppenburg – JJK Research>: Great. Thank you so much.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Okay. Thank you.

Operator: Our next question comes from Adrienne Yih of Wolfe Research. Please go ahead.

<Q – Adrienne Yih – Wolfe Research LLC>: Good morning. Nice job on the SG&A control in a very tough environment. So, my question – it’s going to be a follow-on on Janet’s. So, it sounds like you have the capacity to kind of prolong these SG&A cuts or SG&A support even if we go into 2017 and it’s still kind of a squishy mall traffic environment. If you can just confirm that.

And then, at the Analyst Day, the comp scenario to get to the positive low-double digit was sort of modest – I think the comment was sort of modest top line growth. And if comps were to remain in a kind of negative low-double digit trend over that same horizon, how far does that push out that – the low-double digit target? Thank you very much.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Sure. Thanks, Adrienne. So, I do think that we have SG&A savings that flow into 2017 and margin savings on the sourcing side that flow into 2018. As we’ve planned these out, these are – as we mentioned before, these are not easy, one-time, check-the-box type savings that you just walk away from. These are things that are major, programmatic, almost cultural shifts within the company that are going to come over time. So, those will flow into 2017.

And in terms of the double-digit operating margin, just to be more precise on that, we thought long and hard about before we threw out the double-digit operating margin along with a date, the date being 2019.

<Q – Adrienne Yih – Wolfe Research LLC>: Yeah.

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<A – Todd Vogensen – Chico’s FAS, Inc.>: And we pressure-tested that from several different perspectives, one of which was, what happens if comps are slightly negative going forward? And amongst all of those different scenarios, we still felt confident coming forward with that double-digit operating margin by 2019 scenario because we believe that as much as we believe in our top line opportunities, we also believe that we have a lot of ability to control our own destiny through getting higher-quality sales through managing our cost structure and operating efficiencies. And through all of those combination of things, we think that we do have the control over our future destiny to get to that double-digit operating margins.

<A – Shelley Broader – Chico’s FAS, Inc.>: Yeah. And you really have to pressure-test a business for this new environment. And to just sort of wish that the sales are going to come back to the levels that we enjoyed many years ago, to me, just isn’t the way that you want to run a business going forward.

We’re going to drive for that top line revenue growth, but we’re going to pressure-test and prepare the business for a different kind of retail environment, one where the power is in the hands of the consumer and they have multiple avenues in which to meet their needs and we need to make sure that we’re in the forefront of meeting those needs, whether they want to purchase that from us online, select and pick up in store, come to the mall for an event, find alternative channels to utilize our great brand names and products. But we need to pressure-test and build this business for the new reality and not wish for the good old days.

<Q – Adrienne Yih – Wolfe Research LLC>: Yeah, yeah – no. It definitely seems like you’ve scrutinized the business for the best model go-forward. My last question is operating margin, I think, you intimated kind of flattish to last year. And I know you’re adding some marketing. But is it just because the sales volume is not that robust that you – when you put in these extra expenses, you may not get the leverage and the lift that maybe other people do when they have like 60% of their net earnings coming in the back half, is that fair?

<A – Todd Vogensen – Chico’s FAS, Inc.>: So, that is exactly right. Q4 – not that we think this is right in the long term, but Q4 has historically been our lowest sales volume quarter of the year consistently and the lowest sales quarter. And so, that does limit our ability to drive some of that leverage. And so, we are just kind of acknowledging that fact as we give the outlook for the rest of this year.

<Q – Adrienne Yih – Wolfe Research LLC>: Okay. Fair enough. Best of luck. Congrats.

<A – Todd Vogensen – Chico’s FAS, Inc.>: All right. Thank you, Adrienne.

Operator: Our next question comes from Marni Shapiro of Retail Tracker. Please go ahead.

<Q – Marni Shapiro – The Retail Tracker>: Hey, everybody. Thanks for all the clarifications. Could we just talk a little bit about two things, White House, the dresses, which I’ve been waiting to see in the stores and I’ve noticed they came in online, obviously, a little bit before but it’s pretty significant and pretty impressive assortment online. And in stores, it’s somewhat limited. If you could talk a little bit more about the balance in stores between wear-to-work kind of look and then the dress assortment and how I should – how we should see that over the next couple of months?

And then, also, I just want a clarification. As you guys – I think you said you had a higher AUR. Is the assumption there as well that UPTs are lower because you’re putting through fewer units at sale prices?

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<A – Shelley Broader – Chico’s FAS, Inc.>: I’ll start with the dress question and then Todd can chime in. We’re excited about the opportunity with dresses at White House. As you know, that’s a heritage item. We’re talking about heritage item for Chico’s before. That’s a real heritage item for White House Black Market, and we had seen that soften for us in the past years. And so, we’re very excited about sort of the span of dresses that you’ll see in-house, both in casual dresses which is a go-to, staple item for women today, dresses and tights. In some places, they are taking the place of denim and leggings. And so, we are there with that casual exciting dress-up, dress-down dress.

We’re also very much into that transitional dress that you can wear to work during the day, put on a necklace and transition that into night as well as carrying those special occasion dresses in the boutiques, but really carrying an incredible expanded assortment online so you have seen those first online and you’ll continue to see a greater level of SKU choice count and proliferation online than you do in the boutiques.

<Q – Marni Shapiro – The Retail Tracker>: So, the focus isn’t to bring that sort of that dress boutique into the store. It’s a little bit more drive that online and keep the everyday business in the store?

<A – Shelley Broader – Chico’s FAS, Inc.>: It’s really a combination of both. It’s an extended aisle online, but you are seeing that in boutique today and you’ll continue to see that. We’re very happy with the early read on our holiday dresses now, and I’m glad that you’ve noticed them and customers have too. And much to the point made earlier about scarcity, you don’t want to go to the holiday party and see 13 people in your dress. And I think that’s one thing that does and has set us apart is there needs to be some scarcity when you’re in the special occasion dress business, and we have that extended assortment online but we are careful about the number that we have in the boutiques.

<Q – Marni Shapiro – The Retail Tracker>: So, before we go, Todd, could I just ask you one last follow-up on that? Are your sales associates using technology to bring her online to show her that it’s there so you’re capturing that customer? Because I do think she used to come into your stores for that, and it was a traffic driver.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Sure. I think – well and going back to the origins of White House Black Market, that was pretty well where the brand got its start, which was special occasion dresses. So, yes, we have rolled out the customer book to all of our stores, which is an app that our customers can use or our associates can use to better understand customer buying patterns, what might make sense for them and then also something that they can leverage to expose customers to the online assortment and something that we can leverage to really increase the amount of styles that are available to her.

<A – Shelley Broader – Chico’s FAS, Inc.>: And now that all of our boutiques are Wi-Fi enabled and with the data that we already have on each customer, I think that bodes to sort of some of the technology-enhanced ways in which we want our customer to really feel surrounded by our brands whether they’re in the boutiques or shopping from home or somewhere else that you’ll see us talk more about in the future.

<A – Todd Vogensen – Chico’s FAS, Inc.>: And in terms of units per transaction, you are exactly right. So, our AUR has been increasing, and we’ve been managing our inventory buys very tightly, which means overall – and it’s spotty. But overall, we are seeing units per transaction decline slightly. Again, that is all about getting that high quality of sale. And one thing, just to be really clear, as AUR has been increasing, that doesn’t mean that we are increasing ticket prices – quite the opposite. What it does mean is that we are less promotional and we have less goods at clearance, and that’s where, in the past, we’ve probably seen some unit proliferation as selling those goods at

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30% and 40% and 50% off in the clearance section. So, by not having as many goods back there, inherently, there are fewer units per transaction but at a much healthier AUR and profit.

<Q – Marni Shapiro – The Retail Tracker>: Thanks, guys.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Okay. Thanks, Marni.

Operator: Our next question comes from Susan Anderson of FBR Capital Markets. Please go ahead.

<Q – Susan Anderson – FBR Capital Markets & Co.>: Hi. Good morning. Congrats on a nice quarter. I was wondering maybe if you could touch a little bit more on merch margin. So, it sounds like leaner inventory and better promotions drove the expansion. Was AUC up or down in the quarter? And what’s your expectation for AUC going forward? And then, also, just to touch a little bit on the previous question on the double-digit op margin, I guess, I was wondering if same-store sales do remain pressured, can we get that occupancy to start to leverage as stores shut down? Or is that something that’s going to continue to be a pressure? Thanks.

<A – Todd Vogensen – Chico’s FAS, Inc.>: So, in terms of merchandise margin, I think there’s a couple of things going on in there. One, as we do control inventories and the level of promotions, that clearly helps drive the merchandise margins. The other thing that’s probably less obvious on the surface is we have put a renewed emphasis around making sure that we have good tight controls and processes around coupons and discounting to make sure that we are giving her the offer that we intend to and that we’re not ending up doubling up on coupons and those types of things. So, those two, in combination, are really what’s driving the merchandise margin.

Average unit costs for us, especially by category, is something that has been relatively consistent. And while we would always look for AUC opportunities and something that we’re continuing to kind of dissect, I wouldn’t say that that has historically been a huge driver of our margins and not something that we’re baking into our plans at this point.

In terms of the double-digit operating margins, you’re right. So, as we do our algorithm going forward, rents, especially in high-volume A centers, continues to increase, so that is a headwind that we continue to try to work against. We want to make sure that we are paying a fair rent, but not an overly fair rent. And at the same time, we are going to have more store closures. So, the net effect of those two should hopefully position us much better from an occupancy leverage perspective.

As a matter of fact, our occupancy in total over the last couple of quarters has been relatively flattish, and we would expect that to get better as we get further and further into our store rationalization program.

<Q – Susan Anderson – FBR Capital Markets & Co.>: Got it. And then, one last question. You talked a little bit about maybe the elections impacting your consumer. Maybe if you could just kind of give some color or your thoughts on just how you feel, especially after the election? The messy environment is out there. It sounds like it’s still very promotional. Does it seem like it’s worse than it has been historically? And just kind of your thoughts on the level of inventory out there. Thanks.

<A – Shelley Broader – Chico’s FAS, Inc.>: Well, we’re glad we’re not long in pantsuits in inventory.

<A – Todd Vogensen – Chico’s FAS, Inc.>: She’s been dying to say that. I would say, overall, it’s tough to imagine it being more promotional than last year. Last year was fairly extraordinary. I think we’re still in the early days after the election, so it’s a little bit early to say.

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As we get through this weekend and heading into December, it will become more clear. Certainly, I think our intent is to focus on the things that we can control, which is if we are clean on inventory, we know we have a customer that is willing to pay full price and that we don’t have to be as promotional. It doesn’t mean that we are not promotional because you do still have to compete but...

<A – Shelley Broader – Chico’s FAS, Inc.>: But we do need to keep our powder dry because we did such heavy-duty analysis on the promotions and the sales that we’ve done in the past to see which ones added value and which ones didn’t. Where did we earn our customer’s loyalty for the long haul and when did she come back. And when did we just rent a sale that dropped our profitability? And so, certainly, we’re going to participate in the excitement of the holiday season, but we’re going to do it analytically.

<Q – Susan Anderson – FBR Capital Markets & Co.>: Got it. Well, good luck next quarter, guys.

<A – Todd Vogensen – Chico’s FAS, Inc.>: All right. Thank you, Susan.

Operator: Thank you very much. This concludes our question-and-answer session. I would like to turn the conference back over to Ms. Jennifer Powers.

Jennifer Powers, Vice President-Investor Relations

Thank you, Arenson. We apologize for any questions we didn’t get to today. As always, I’m available for any follow-up questions, if necessary.

Now, I’ll turn the call back over to Shelley for some final comments.

Shelley G. Broader, President, Chief Executive Officer & Director

Thanks, Jen. As you can see, we are working hard to transform our company, and we are building a strong and talented team to lead our company to improve profitability and growth in the future. We are executing on our cost reduction and operating efficiency initiatives, and our third quarter results demonstrate our ability to navigate this environment and provide us with confidence that the actions we’re taking will help us achieve our goal of double-digit operating margin.

As a final point, the execution of our initiatives and the development of our expanded top line growth opportunities will position Chico’s FAS for sustainable earnings growth and shareholder value creation over the long term. Thank you for your interest in Chico’s FAS.

Operator: The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.

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